Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPOWER, INC.

The undersigned, Alexander Laskey, hereby certifies that:

1. He is the duly elected and acting President of OPOWER, INC., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on June 14, 2007 under the name “Positive Energy, Inc.” and that on September 29, 2009 this corporation changed its name to OPOWER, INC.

3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of the corporation is OPOWER, INC. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, ZIP code 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock”, “Preferred Stock” and “SC Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 85,028,252 shares, each with a par value of $0.000005 per share. 62,000,000 shares shall be Common Stock, 19,428,252 shares shall be Preferred Stock, and 3,600,000 shares shall be SC Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Fourth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 5,377,872 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 8,376,222 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 5,674,158 shares. The rights, preferences, privileges, and restrictions granted to and imposed on Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions. The holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the SC Preferred Stock or Common Stock, at the rate of (i) $0.02299 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock, (ii) $0.15948 per share (as adjusted for stock splits, stock dividends, reclassification and the like), per annum on each outstanding share of Series B Preferred Stock, and (ii) $0,712 per share (as adjusted for stock splits, stock dividends, reclassification and the like), per annum on each outstanding share of Series C Preferred Stock, payable quarterly when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, SC Preferred Stock and Common Stock pro rata (based on the number of shares of Common Stock then held by each holder, assuming conversion of all Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and SC Preferred Stock into Common Stock).

2. Liquidation.

(a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, pari passu among each other and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or SC Preferred Stock by reason of their ownership thereof, an amount per share equal to (i) $0.28738 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends, (ii) $1.9935 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held by them, plus declared but unpaid dividends, and (iii) $8.90 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. Notwithstanding anything to the contrary herein, the distribution upon a Liquidation Transaction required by this Section 2(a) may not be waived except with the written consent of the holders of (i) a majority of the outstanding shares of Series A Preferred Stock (voting as a separate class), with respect to the distribution to the holders of Series A Preferred Stock, (ii) a majority of the outstanding shares of Series B Preferred Stock (voting as a separate class), with respect to the distribution to the holders of Series B Preferred Stock, and (iii) a majority of the outstanding shares of Series C Preferred Stock (voting as a separate class), with respect to the distribution to the holders of Series C Preferred Stock.

(b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of SC Preferred Stock (on an as converted to Common Stock basis) and the holders of the Common Stock shall receive all of the remaining assets of the Corporation pari passu among each other. Notwithstanding the above, for purposes of determining the amount each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is entitled to receive with respect to a Liquidation Transaction, as defined below, each such holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into shares of Common Stock immediately prior to such Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall (i) sell, convey or otherwise dispose of all or substantially all of its property or business in a single transaction or a series of related transactions, (ii) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), or (iii) sell, convey, transfer, provide an exclusive license for or covenant not to commercially exploit all or substantially all of the Corporation’s intellectual property, in a single transaction or series of related transactions (any liquidation, dissolution winding up in such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (B) an equity financing in which the Corporation is the surviving corporation, or (C) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting securities of the surviving corporation following the transaction. In the event of a merger or consolidation of the Corporation that is deemed pursuant to this section to be a Liquidation Transaction, all references in this Section 2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such merger or consolidation. Nothing in this subsection 2(c)(i) shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of the Corporation.

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities over the ten (10) trading day period ending three (3) days prior to the closing of a Liquidation Transaction;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of (i) the average of the last bid and ask prices or (ii) the closing sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the outstanding voting shares of Preferred Stock.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

3. Redemption. The Preferred Stock is not redeemable by the Corporation or at the option of any holder.

4. Conversion. The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.28738 in the case of Series A Preferred Stock, (ii) $1.9935 in the case of Series B Preferred Stock and (ii) $8.90 in the case of Series C Preferred Stock, by the Preferred Stock Conversion Price applicable to such share (the conversion rate for Series A Preferred Stock into Common Stock, for Series B Preferred Stock into Common Stock and for Series C Preferred Stock into Common Stock, as applicable, is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Preferred Stock Conversion Price” shall be $0.28738 per share of Series A Preferred Stock, $1.9935 per share of Series B Preferred Stock and $8.90 per share of Series C Preferred Stock. Each such initial Preferred Stock Conversion Price shall be subject to adjustment as set forth in Section 4(d).

(b) Automatic Conversion.

(i) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) that results in aggregate cash proceeds to the Corporation of not less than $50,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class.

(ii) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), that results in aggregate cash proceeds to the Corporation of not less than $50,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate class.

(iii) Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) that results in aggregate cash proceeds to the Corporation of not less than $50,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting together as a separate class.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any such holder shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Preferred Stock Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Preferred Stock Conversion Price of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series C Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Preferred Stock Conversion Price for Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable and in effect immediately prior to the issuance of such Additional Stock, the Preferred Stock Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Preferred Stock Conversion Price is adjusted pursuant to this Section 4(d)(i), the new Preferred Stock Conversion Price shall be determined by multiplying the Preferred Stock Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Preferred Stock Conversion Price, and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date other than:

(1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2) Up to 8,290,584 shares of Common Stock issued or issuable to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, or such additional number of shares of Common Stock as approved by the Board of Directors, including the Series A Director (as defined below) and the Series B Director (as defined below);

(3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors, including the Series A Director and the Series B Director;

(4) Shares of Common Stock or Preferred Stock issuable upon conversion or exercise of convertible or exercisable securities outstanding as of the date of this Restated Certificate including, without limitation, warrants, notes or options;

(5) Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors, including the Series A Director and the Series B Director;

(6) Shares of Common Stock or Preferred Stock issued or issuable upon conversion of Preferred Stock and SC Preferred Stock;

(7) Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(8) Capital stock issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors, including the Series A Director and the Series B Director; and

(9) Shares of Common Stock issued or issuable with the affirmative vote of at least a majority of the then outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, or the Series C Preferred Stock, as applicable, in each case voting as a separate class, for which the issuance would otherwise result in an adjustment to the Preferred Stock Conversion Price of such respective series of Preferred Stock.

(C) No Fractional Adjustments. No adjustment of the Preferred Stock Conversion Price for Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Preferred Stock Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Preferred Stock Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(l) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F) No Increased Preferred Stock Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Preferred Stock Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Preferred Stock Conversion Price above the Preferred Stock Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Preferred Stock Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Preferred Stock Conversion Price for any series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Preferred Stock Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Preferred Stock Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Preferred Stock Conversion Price for each series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

(k) No Impairment. The Corporation will not without first obtaining the consent of the holders of a majority in interest of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock under this Section 4 against impairment.

5. Voting Rights.

(a) Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors. At each election of directors of the Corporation, (i) for so long as at least one share of Series A Preferred Stock remains outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director (the “Series A Director”); and (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect four (4) directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (iii) for so long as at least one share of Series B Preferred Stock remains outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director (the “Series B Director”); and (iv) the holders of Common Stock, SC Preferred Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect any remaining directors and to fill any vacancy caused by the resignation, death or removal of such directors.

6. Protective Provisions.

(a) So long as at least 500,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis:

(i) alter or change the rights, preferences or privileges of the shares of Preferred Stock;

(ii) increase or decrease the total number of authorized shares of Preferred Stock;

(iii) increase the number of shares of Corporation stock reserved for future issuance under the Corporation’s 2007 Stock Plan, or adopt any new stock purchase plan, stock incentive compensation or similar stock plan, without approval by a majority of the Board of Directors;

(iv) authorize the issuance of any other equity security, including any security (other than Series C Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Preferred Stock with respect to voting (other than the pari passu voting rights of the Preferred Stock and Common Stock), dividends, redemption, conversion or upon liquidation;

(v) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock, SC Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the redemption or repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary of the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares upon termination of employment, or through the exercise of any right of first refusal;

(vi) amend this Restated Certificate or the Bylaws of the Corporation so as to affect adversely the shares of the Preferred Stock;

(vii) grant, sell or issue any additional shares, options, or stock appreciation rights of the Corporation to Alexander Laskey or Daniel Yates without approval by a majority of the Board of Directors;

(viii) effect a Liquidation Transaction;

(ix) increase or decrease the size of the Board of Directors; or

(x) declare or pay any dividend or distribution of capital.

(b) So long as at least 500,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class, (i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws in a manner that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently as a result of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price of different series of Preferred Stock), or (ii) increase or decrease the total number of authorized shares of Series A Preferred Stock.

(c) So long as at least 500,000 shares of Series B Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate class, (i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws in a manner that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently as a result of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price of different series of Preferred Stock), or (ii) increase or decrease the total number of authorized shares of Series B Preferred Stock.

(d) So long as at least 500,000 shares of Series C Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting together as a separate class, (i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws in a manner that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred Stock so as to affect the Series C Preferred Stock adversely and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently as a result of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price of different series of Preferred Stock), or (ii) increase or decrease the total number of authorized shares of Series C Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C) SC Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the SC Preferred Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the preference accorded in Section 1 of Article IV(B) to holders of Preferred Stock, the holders of shares of SC Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends (other than payable solely in Common Stock) as may be declared from time to time by the Board of Directors on a pro rata basis with the holders of Common Stock and Preferred Stock, based on the number of shares of Common Stock held by each (assuming conversion of all the Preferred Stock and SC Preferred Stock into Common Stock).

2. Liquidation. In the event of any liquidation, dissolution, winding up of the Corporation, or any Liquidation Transaction either voluntary or involuntary, the remaining assets of the Corporation available for distribution to stockholders, subject to the preference accorded to holders of Preferred Stock in Section 2 of Article IV(B), shall be distributed among the holders of the SC Preferred Stock and the holders of Common Stock pro rata based upon the number of shares of Common Stock held by each (assuming conversion of all the SC Preferred Stock into Common Stock).

3. Redemption. The SC Preferred Stock is not redeemable at the option of any holder.

4. Conversion. The holders of the SC Preferred Stock shall have conversion rights as follows:

(a) Right to Convert to Common Stock. Each share of SC Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.0000625 by the SC Preferred Stock Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. Any transfer of shares of SC Preferred Stock that is not (i) made in connection with an Equity Financing (as such term is defined in Section 4(g) below), or (ii) authorized by a majority of the Board of Directors, including the Series A Director and the Series B Director, shall be deemed an election of an option to convert such shares into Common Stock and each such transferred share of SC Preferred Stock shall automatically convert into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.0000625 by the “SC Preferred Stock Conversion Price” applicable to such share, determined as hereafter provided, effective immediately prior to such transfer (the conversion rate for SC Preferred Stock into Common Stock, the “SC Preferred Stock Conversion Rate”). The initial SC Preferred Stock Conversion Price per share of SC Preferred Stock shall be $0.0000625. Such initial SC Preferred Stock Conversion Price shall be subject to adjustment as set forth in Section 4(d)(iii).

(b) Automatic Conversion. Each share of SC Preferred Stock shall automatically be converted into shares of Common Stock at the SC Preferred Stock Conversion Rate at the time in effect for such share immediately upon the earlier of (A) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act which results in aggregate cash proceeds to the Corporation of not less than $20,000,000 (net of underwriting discounts and commissions), (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of SC Preferred Stock, (C) immediately following such time as the holders of SC Preferred Stock have sold shares of SC Preferred Stock resulting in (x) the conversion of such shares of SC Preferred Stock to Subsequent Preferred Stock (as defined below), and (y) aggregate cash proceeds to the holders of SC Preferred Stock (including all prior sales of SC Preferred Stock) of $20,000,000, or (D) August 7, 2011.

(c) Mechanics of Conversion. Before any holder of SC Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such SC Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of SC Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such SC Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date, [f the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such SC Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any such holder shall not be deemed to have converted such SC Preferred Stock until immediately prior to the closing of such sale of securities.

(d) SC Preferred Stock Conversion Price Adjustments for Certain Splits and Combinations. The SC Preferred Conversion Price shall be subject to adjustment from time to time as follows:

(i) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock without a commensurate split or subdivision of the SC Preferred Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “SC Preferred Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the SC Preferred Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the SC Preferred Stock Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such SC Preferred Common Stock Equivalents with the number of shares issuable with respect to SC Preferred Common Stock Equivalents determined from time to time as provided in Section 4(d)(iii) below.

(ii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, following the record date of such combination or reverse split, the SC Preferred Stock Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(iii) Adjustment Formula. The following provisions shall apply for purposes of this Section 4(d)(iii):

(A) The aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of SC Preferred Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such SC Preferred Common Stock Equivalents were issued.

(B) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such SC Preferred Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the SC Preferred Stock Conversion Price, to the extent in any way affected by or computed using such SC Preferred Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(C) Upon the termination or expiration of the convertibility or exercisability of any such SC Preferred Common Stock Equivalents, the SC Preferred Stock Conversion Price, to the extent in any way affected by or computed using such SC Preferred Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and SC Preferred Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such SC Preferred Common Stock Equivalents.

(e) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the SC Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of SC Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the SC Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such SC Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such SC Preferred Stock, in addition to such other remedies as shall be available to the holder of such SC Preferred Stock, the

Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(g) Right to Convert to Preferred Stock. Each share of SC Preferred Stock that is not subject to a repurchase option in favor of the Corporation based upon continued service to the Corporation shall automatically convert into shares of any subsequent series of preferred stock (“Subsequent Preferred Stock”) of the Corporation at the Conversion Ratio effective immediately upon the purchase by an investor of such share of SC Preferred Stock in connection with an Equity Financing (as defined below). “Conversion Ratio” shall mean, for each Equity Financing, the inverse of the ratio at which a share of Subsequent Preferred Stock issued in such Equity Financing is convertible into Common Stock of the Corporation (i.e. 1 divided by such conversion ratio), and “Equity Financing” shall mean an equity financing of the Corporation following December 1, 2007 in which the Corporation signs a purchase agreement and sells and issues at least $500,000 worth of Subsequent Preferred Stock of the Corporation. By way of example only, in the event that one share of Subsequent Preferred Stock issued in the Equity Financing is convertible into two shares of Common Stock, the Conversion Ratio shall be one-half (1/2).

(h) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of SC Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation. Any notice required by the provisions of this Section 4 to be given to the Corporation shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Corporation’s Board of Directors at the principal business address of the Corporation.

5. Voting Rights. The holder of each share of SC Preferred Stock shall have the right to one vote for each share of Common Stock into which such SC Preferred Stock could then be directly converted (without first being converted to another series of Preferred Stock), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock only, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as required by law.

6. Status of Converted Stock. In the event any shares of SC Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(D) Common Stock.

1. Dividend Rights. Subject to the preference accorded to holders of Series A Preferred Stock and Series B Preferred Stock in Section 1 of Article IV(B), the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors pro rata with the holders of Preferred Stock and the SC Preferred Stock, based on the number of shares of Common Stock held by each (assuming conversion of all the Preferred Stock and SC Preferred Stock into Common Stock).

2. Liquidation Rights. In the event of any Liquidation Transaction, the remaining assets of the Corporation available for distribution to stockholders, subject to the preference accorded to holders of Series A Preferred Stock and Series B Preferred Stock in Section 2 of Article IV(B), shall be distributed among the holders of the SC Preferred Stock and the holders of Common Stock pro rata based upon the number of shares of Common Stock held by each (assuming conversion of all the SC Preferred Stock into Common Stock).

3. Redemption. The Common Stock is not redeemable at the option of any holder.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person’s testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.”

* * *

The foregoing Fourth Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Arlington, Virginia on November 23, 2010.

/s/ Alexander Laskey
Alexander Laskey, President